EXHIBIT 10.1

China Merchants Bank
Credit Agreement

Made in September, 2009

Credit Agreement

No: 8099110808

Grantor: Taizhou Branch, China Merchants Bank (hereinafter referred to as "Party A")

Responsible person: Xu Yue Jun

Applicant: Zhejiang Jonway Automobile Co., Ltd. (hereinafter referred to "Party B")

Legal Representative/ Responsible person: Luo Hua Liang

Upon application by Party B, Party A agrees to provide a line of credit to Party B for its use. In accordance with the relevant provisions of the law and through full negotiations, Party A and Party B have reached a consensus on the following terms and hereby agreed to enter into this Agreement.

Article 1                                Line of Credit

1.1
Party A shall grant Party B a line of credit amounting to RMB 21 million yuan only (or equivalent amount of other currencies calculated at the foreign exchange rate published by Party A when the specific transaction actually happens, the same hereinafter), among which (please choose the following with a "√"):

√□ a revolving credit line: RMB 21 million yuan;

□ a single credit line: RMB yuan.

A revolving credit line refers to the maximum amount of the sum of the credit principle balance amounts of the continuous and revolving credit, trade financing, bill discounting, acceptance of commercial bills, letter of guarantee, corporate account overdraft, domestic factoring,  ,  , etc. provided by Party A to Party B during the credit period.

A single credit line refers to the amount under each separate application filed by Party B to Party A during the credit period for multiple credit transactions where the accumulative amount of all the credit transactions shall not exceed the amount of the single credit line as stipulated in this Agreement. Party B shall not use a single credit line on a revolving basis. The corresponding amount as applied individually by Party B for multiple credit transactions will occupy the single credit line under this article until the cumulative amount reaches such line.

"Trade financing" includes the following transactions: opening a letter of credit, import bill advance, delivery guarantee, import documentary collection advance, packing credit, export bill purchase, export documentary collection advance, financing by import / export remittance, short-term credit insurance financing, import factoring, export factoring (excluding non-recourse two-factor service, and aforesaid service in the system of Party A, the same hereinafter) _______, __________ and other types of business.

1.2
If Party A deals with the transaction of import factoring, non-recourse domestic factoring with Party B as the payer, then creditor’s rights of accounts receivable received by Party A from Party B will occupy the above-mentioned credit line; if Party B applies to Party A for transactions of recourse domestic factoring or export factoring, the fundamental purchase amount (fundamental factoring amount) provided by Party A to Party B in such transactions will occupy the above-mentioned credit line.

1.3
When Party A entrusts other branch of China Merchants Bank to open a back to back letter of credit to the beneficiaries in accordance with its internal process after opening a letter of credit, such opening of a letter of credit as well as the import bill advance and delivery guarantee incurred under it will occupy the above-mentioned credit line.

1.4
The above-mentioned credit line excludes the credit amounts corresponding to the deposits or security of deposit pledge provided by Party B or a third party under this Agreement just for a single specific transaction, the same hereinafter.

1.5
 Party A and Party B originally signed a credit agreement No. _____________.   Since the effective date of this Agreement, any outstanding balance for specific business under such credit agreement shall be automatically incorporated hereunder and will directly occupy the credit line hereunder (if this article is applicable, please tick the box with a " √ " ).

Article 2                                Credit Period

The credit period is twelve (12) months, commencing from 11 August 2011 and ending on 10 August 2012. Party B shall file its Credit Line Use Application to Party A during such period and Party A will not accept any such application filed by Party B after the expiration date of the credit period, unless otherwise provided herein.

Article 3                                Use of Credit Line

3.1	Type and Scope of the Credit Line

The above-mentioned credit line is (please tick "√" to choose one of the two in the following):

(√) 3.1.1	Comprehensive Credit Line: its specific types of transactions include the following (please fill in the following according to the actual circumstance):

working capital loans, bank acceptance bills, commercial bills discounting, . Meanwhile, Party B can (please fill in "can" or "cannot") adjust the above-mentioned credit line for its use, and (please tick " √ " to choose from the following):

√口adjust all the business types for its use;

 口adjust part of the business types for its use, namely  _______ and ______;

( ) 3.1.2	a single credit line.

3.2
During the credit period, Party B can use the revolving credit line on a revolving basis and it cannot use the single credit line on a revolving basis. Party B must apply for its use of the credit amount on a case-by-case basis for Party A's case-by-case examination and approval. The two Parties may specify the amount, the period, the specific use and the like of each loan or other credit by separately signing a specific business contract (including loan voucher), agreement, or through a relevant business application submitted by Party B to Party A which is acceptable to Party A.

Under a non-recourse domestic factoring, a Notice for Assignment of Accounts Receivable issued by Party A to Party B and confirmed by Party B in the manners acceptable to Party A shall be deemed as a "specific business contract" entered into between Party A and Party B.

3.3
The use period for each loan or other credit within the credit line shall be determined based on Party B's needs for its operation and Party A's business management rules. The due date of each specific transaction can be a date later than the due date of the credit period.

Article 4	Interests and Expenses

The loans within the credit line, the financing interest rate and expenses of corresponding transactions shall be implemented in accordance with the provisions of specific contracts.

Article 5                                 Terms of Guarantee

5.1
All debts that Party B owes to Party A under this agreement shall be secured by Jonway Group Co., Ltd., Wang Huai Wen and Wang Gang as joint liability guarantors who shall issue an irrevocable letter of maximum amount guarantee to Party A ; and / or

5.2
All debts that Party B owes to Party A under this agreement shall be mortgaged/pledged by Zhejiang Jonway Automobile Co., Ltd. with the land use right property it possesses or is entitled to dispose of in accordance with law. The two Parties shall separately sign a guarantee contract.

IF THE GUARANTORS FAIL TO SIGN THE GUARANTEE DOCUMENTS OR COMPLETE THE GUARANTEE FORMALITIES IN ACCORDANCE WITH THE PROVISIONS UNDER THIS ARTICLE, PARTY A SHALL BE ENTITLED TO REFUSE TO GRANT A CREDIT LINE TO PARTY B.

Article 6                                Party B's Rights and Obligations

6.1	Party B is entitled to have the following rights:

6.1.1	it has the right to request Party A to provide loans or other credits within the line of credits in accordance with the conditions under this Agreement;

6.1.2	it has the right to use the credit line as agreed in this Agreement;

6.1.3
it has the right to request Party A to keep confidential the information provided by Party B on its production, operation, property, accounts, etc., unless otherwise stipulated by laws and regulations or otherwise required by the regulatory authorities;

6.1.4	it has the right to transfer the debts to a third party after approval by Party A.

6.2	Party B shall assume the following obligations:

6.2.1
it shall truthfully provide documents and materials as required by Party A (including but not limited to the authentic financial statements and annual financial reports, major decisions and changes in relation to the production, operation and management in a time frame required by Party A), as well as all the opening banks, account numbers and deposit and loan balance, and it shall cooperate with Party A in its investigation, review and inspection;

6.2.2	it shall be subject to the supervision from Party A on its use of the credit capital and on its relevant production, operation and financial activities;

6.2.3	it shall use the loans and/or other credits in accordance with the terms and/or for purposes as agreed under this Agreement and each other specific contract;

6.2.4	it shall repay the loans, advances and other credits with principal and interest on time and in full in accordance with the terms under this Agreement and each specific contract;

6.2.5	When Party B transfers part or whole of the debts under this Agreement to a third person, Party B shall obtain a written approval from Party A;

6.2.6
If one of the following circumstances occurs, Party B shall notify Party A immediately and actively cooperate with Party A in implementing the repayment-ensuring measures in relation to the loans, advances and other credits with principals and interest, and corresponding expenses under this Agreement:

6.2.6.1	the major financial loss, assets loss and other financial crisis occur to Party B;

6.2.6.2	Party B provides a loan or warranty or guarantee to a third party, or provides a mortgage (pledge) security with its self-owned property (right );

6.2.6.3	Party B has some changes such as merger (acquisition), division, reorganization, joint venture (cooperation), transfer of property (stock) rights, shareholding reform and so on;

6.2.6.4	Party B is to be shut down, is revoked of its business licence, applies or is ordered into bankruptcy and dissolution and other circumstances;

6.2.6.5	Party B's controlling shareholders and other affiliated companies face major crisis in their operation or finance, which affects Party B's normal operation;

6.2.6.6	Party B conducts a significant affiliated transaction with its controlling shareholders and other affiliated companies, which affects its normal operation;

6.2.6.7	any litigation, arbitration, criminal penalty or criminal or administrative penalty occurs, which leads to a significantly adverse effect on its operation and finance status;

6.2.6.8	any other major event occurs, which may affect its debt-paying ability.

6.2.7	Party B shall not be negligent in management and requesting for payment of the debts due and shall not dispose of its current major property for free or in other inappropriate ways.

Article 7                                Party A's Rights and Obligations

7.1 Party A is entitled to have the following rights:

7.1.1 it has the right to request Party B to repay the loans, advances and other credits under this Agreement and the other specific contracts with principals and interest on time and in full;

7.1.2 it has the right to request Party B to provide materials related to its use of the credit line;

7.1.3 it has the right to know the production, operation and financial activities of Party B;

7.1.4 it has the right to supervise whether Party B uses the loans and/or other credits for the agreed purposes specified in this Agreement and the other specific contracts;

7.1.5 it has the right to entrust a local China Merchants Bank or other branches or sub-branches in the location of beneficiaries to open a back to back credit to beneficiaries in accordance with its internal process after it accepts Party B's application for opening a letter of credit;

7.1.6	it has the right to directly deduct money from Party B's bank accounts to repay Party B's debts under this Agreement and other specific contracts;

7.1.7 it has the right to transfer its creditor’s right from Party B and to adopt any appropriate ways Party A deems proper, including but not limited to faxing, mailing, delivering by hand, media announcement, to notify Party B of the transfer and to urge Party B to make payment.

7.1.8 other rights stipulated in this Agreement.

7.2	Party A shall assume the following obligations:

7.2.1 it shall provide loans or other credits within the line of credit to Party B in accordance with the conditions under this Agreement and other specific contracts;

7.2.2
it shall keep confidential the information on Party B's capital, finance, production, operation, unless otherwise stipulated by laws and regulations or otherwise required by the regulatory authorities.

Article 8                                Party B's Special Guarantees of the Following

8.1	Party B is a legal person entity which is incorporated formally in accordance with laws of the PRC, having full civil capacity to sign and perform this Agreement;

8.2	Party B has obtained the full authorization from its Board of Directors and any other related authorities sign and perform this Agreement;

8.3
Party B ensures that the provided documents, files and vouchers related to Party B, the guarantor, mortgagor (pledger), and the collateral for the mortgage (pledge) are true, accurate, complete and effective, containing no major errors inconsistent with the facts and omission of any material fact;

8.4
Party B shall strictly comply with the terms of each specific contract, the letter of commitment for opening a letter of credit, the trust receipt and other corresponding documents issued by it to Party A;

8.5
When signing this Agreement, Party B has not any possible litigation, arbitration, or criminal or administrative penalty which may have significant adverse impact on Party B or its major property, and, when performing this Agreement, it will not have any such litigation, arbitration or criminal or administrative penalty. If any of the above occurs, Party B shall notify Party A immediately;

8.6
Party B shall strictly comply with the laws and regulations of the State in its business activities, carry out its business in strict compliance with the business scope specified in its business license or other business scope as approved in accordance with law and complete the registration and annual inspection procedures on time;

8.7
Party B shall keep or improve its current operation and management standard; it shall ensure the value preservation and appreciation of its current assets; it will not give up any of its rights to the debts due, nor will it dispose of its current major property for free or in any other inappropriate ways;

8.8	Without permission of Party A, Party B shall not repay any other long-term debt at an earlier date, and	,	.

8.9	When signing this Agreement, Party B has not met any other material events which affect Party B's ability to perform its obligations under this Agreement.

Article 9                                Other Expenses

Party B shall bear all the expenses on credit investigation, inspection, notarization and the like in relation to this Agreement as well as the attorney fee, legal fee, travel expenses, announcement fee, service fee and other fees paid by Party A in order to realize its creditor's rights when Party B cannot repay the due debts it owes to Party A under this Agreement on time. Party B authorities Party A to directly deduct such expenses from Party B's bank account. If there is a shortfall, Party B ensures that it shall repay the amount actually occurred upon receipt of Party A's notice.

Article 10                                Event of Default and Settlement

10.1	In one of the following circumstances, it shall be deemed as a default event if Party B:

10.1.1
is in violation of the obligations prescribed in Article 6.2.1 hereof and provides Party A with false information or conceals real and material information, or refuse to cooperate with Party A in its investigation, review or inspection;

10.1.2
is in violation of the obligations prescribed in Article 6.2.2 hereof and refuses or evades from Party A's supervision on its use of the credit capital and on its relevant production, operational and financial activities;

10.1.3
is in violation of the obligations prescribed in Article 6.2.3 hereof and fails to use the loans and/or other credits for the purposes as agreed under this Agreement and/or each other specific contract;

10.1.4
is in violation of the obligations prescribed in Article 6.2.4 hereof and fails to repay the loans, advances and other credits with principal and interest on time and in full in accordance with the terms under this Agreement and/or each specific contract;

10.1.5
is in violation of the obligations prescribed in Article 6.2.5 hereof and unilaterally transfers the debts hereunder to a third party without approval from Party A; or is in violation of the obligations prescribed in Article 6.2.7 hereof and is negligent in management of and requesting for payment of the debts due and dispose of its current major property for free or in other inappropriate ways;

10.1.6
is in violation of the obligations prescribed in Article 6.2.6 hereof and fails to notify Party A immediately in case of occurrence of the circumstances specified in Article 6.2.6 or gives no cooperation when Party A requires an increased security of debt repayment after it knows such occurrence to Party B, or when Party A considers less advantageous for the collection of the principal and interest of the credits herein;

10.1.7	is in violation of Articles 8.1, 8.2 and 8.5, or in violation of Articles 8.3, 8.4, 8.6, 8.7, 8.8 and 8.9 hereof and fails to make immediate rectification as required by Party A;

10.1.8	has any other circumstance that Party A considers it may damage its legitimate rights and interests.

10.2
If the guarantor is in one of the following circumstances where Party A considers that it may affect the guarantor's guarantee ability and requires the guarantor to eliminate the adverse influence thus incurred, or requires Party B to increase or change the conditions for the guarantee, for which the guarantor and Party B gives no cooperation, it will be deemed as a default event:

10.2.1	there occurs one of the circumstances similar to those described in Article 6.2.6 hereof;

10.2.2	the guarantor conceals its actual capacity to bear the guarantee responsibility when it issues an irrevocable letter of guarantee, or it fails to obtain the authorization from the competent authority;

10.2.3	the guarantor fails to complete the annual inspection procedures on time;

10.2.4	the guarantor is negligent in management of and requesting for payment of the debts due, or dispose of its current major property for free or in other inappropriate ways.

10.3
If the mortgagor (or the pledger) is in one of the following circumstances where Party A considers that it may make the mortgage (or pledge) invalid or make the mortgaged property (or the pledged property) insufficient in value and requires the mortgagor (or the pledger) to eliminate the adverse influence thus incurred, or requests Party B to increase or change the conditions for the guarantee, for which the mortgagor (or the pledger) and Party B gives no cooperation, it will be deemed as a default event:

10.3.1	the mortgagor (or the pledger) has no right of ownership or right of disposal over the mortgaged property (or the pledged property), or there exists dispute over the titles;

10.3.2
the mortgaged property (or the pledged property) has been rent out, seized, detained, regulated, or there is a priority right of a prior rank as stipulated by law (including but not limited to the priority right over the construction payment) over the same, and/or such issues have been concealed;

10.3.3
The mortgagor transfers, leases, remortgages or disposes of the  mortgaged property in inappropriate ways without consent from Party A, or although a written consent of Party A is obtained, the income from disposal of mortgaged property are not used, as required by Party A, for repayment of the debts that Party B owes to Party A;

10.3.4
The mortgagor fails to take proper custody of, maintain or repair the mortgaged property, causing the value of the mortgaged property obviously decline; or the mortgagor's act directly jeopardizes the mortgaged property, causing the value of the mortgaged property decline; or the mortgagor fails to insure the mortgaged property during the mortgage period as required by Party A.

10.4	If any of the default events as prescribed in Article 10.1, 10.2 and 10.3 occurs, Party A is entitled to take the following measures individually or simultaneously:

10.4.1	to decrease the credit line under this Agreement, or stop the use of the remaining credit amount;

10.4.2	to withdraw ahead of schedule the principal and interest of the released loan and related expenses within the credit line;

10.4.3
With regards to the bill accepted by Party A or the letter of credit (including the back to back letter of credit), letter of guarantee, delivery guarantee and others opened by Party A, whether Party A has made any advance payment, Party A may require Party B to increase the amount of the deposits, or transfer the other deposits in other accounts opened by Party B with Party A into its margin account for future repayment of Party A's advances under this Agreement, or place the corresponding amount in the custody of a third party for future repayment of Party A's advances made for Party B;

10.4.4
With regards to the creditor's right of the unsettled accounts receivable transferred to Party A from Party B under recourse domestic factoring and export factoring, Party A has the right to demand Party B for immediate performance of its repurchase obligation; as for the creditor's right of the accounts receivable transferred to Party A from Party B under non-recourse domestic factoring and import factoring, Party A has the right for a recourse against Party B immediately;

10.4.5	to directly deduct the deposits from Party B's settlement accounts and/or other accounts to settle all the debts of Party B under this Agreement and the other specific contracts;

10.4.6	to have its recourse according to Article 13 hereof.

Article 11                                Amendment and Termination of Agreement

This Agreement may be amended or terminated when both Parties enter into a written agreement after negotiations. This Agreement shall still be valid before a written agreement is entered into. Either Party hereto shall not unilaterally amend, modify or terminate this Agreement.

Article 12                                Miscellaneous

12.1
During the effective period of this Agreement, any tolerance by Party A to any of Party B's default or delay, extension or postpone of the exercise of the rights and interests that Party A is entitled to hereunder shall not prejudice, affect or restrict all the rights and interests of Party A as a creditor in accordance with the provisions of relevant laws and this Agreement, no shall it be deemed as Party A's permission or approval of the default committed by Party B, nor shall it be deemed as Party A's waiver of the right to take actions against any existing or future default of Party B.

12.2
If this Agreement or part of its articles becomes legally invalid for whatsoever reasons, Party B is still obliged to repay all the debts owed by it to Party A hereunder. In the above cases, Party A shall have the right to terminate the performance of this Agreement and immediately recover all the debts owed by Party B hereunder.

12.3	Any notice, request or the like between Party A and Party B in relation to this Agreement shall be sent in written.

Party A's contact address: No. 535 Shifu Avenue, Taizhou

Party B's contact address: Datang Village, Jiantiao Town, Sanmen County (Linguang Industrial Park)

In case of delivery by hand, it shall be deemed as being served when the addressee signs the delivery note (otherwise the date of rejection); in case of delivery by mail, it shall be deemed as being served on the seventh day after delivery; in case of delivery by fax, it shall be deemed as being served at the time when the transmission of the receiver is confirmed.

For the notice to Party B regarding the transfer of the creditor's rights or request  for payment published by Party A on a public media, it shall be deemed as being served on the date when it is published.

If any Party changes its contact information, such Party shall timely notify the other Party, otherwise it shall bear the losses thus incurred.

12.4
Both Parties agree that, for the various business application documents under the trade financing business, Party B may only affix the documents with the reserved specimen seal in accordance with the "Reserved Seal Authorization" provided by it to Party A. Both Parties recognize the validity of such seal.

12.5
All the supplemental written agreements covering the uncovered and changed issues made by Party A and Party B through consultations and all the specific contracts under this Agreement shall be the annexes to this Agreement and shall constitute an integral part hereof.

12.6	[Note: In Chinese version, there is the number of such section.]

12.7	[Note: In Chinese version, there is the number of such section.]

12.8	[Note: In Chinese version, there is the number of such section.]

Article 13                      Applicable Laws and Dispute Resolution

13.1
The conclusion, interpretation and construction of this Agreement and the settlement of any dispute hereunder shall be governed, and the rights and interests of Party A and Party B shall be protected by the laws of the People's Republic of China.

13.2
All disputes arising from implementation of this Agreement by Party A and Party B shall be settled through consultations between the Parties. In case no settlement can be reached through consultation, any Party may (please tick "√" to choose one from the three in the following):

√口13.2.1	bring a lawsuit to the People's Court in the jurisdiction where Party A is located;

口13.2.2	apply to___________ Arbitration Commission for arbitration;

口13.2.3	Submit to (if this option is applicable, please tick "√" to choose one from the two ways):

口 China International Economic and Trade Arbitration Commission

口 China International Economic and Trade Arbitration Commission

_ _ _  branch

for arbitration in accordance with the arbitration rules for financial disputes.

13.3
If the two Parties have this Agreement and each specific contract notarized for legal enforcement, Party A may submit the application for enforcement directly to the People's court with jurisdiction in order to recover the debt owed by Party B under this Agreement and each specific contract, .

Article 14                 Effectiveness of the Agreement

This Agreement shall become effective when it is signed (or sealed) by the legal representatives/the main responsible persons or the authorized agents of the two Parties and affixed with the official seals /the special seals for the contract. It will automatically become invalid on the date when the credit period expires or on the date when Party B has repaid all the debts and all other related expenses it owed to Party A hereunder (whichever occurs later).

Article 15                 Annex

This Agreement is made in three (3) copies. Party A, Party B and ____, ___ will hold one respectively. Each copy shall have the same legal effect.

Special Notes:

All the articles of this Agreement have been fully negotiated between the Parties. The bank has asked the Parties concerned to pay special attention to the articles in relation to the responsibility exemption or limitation of the bank's liability, the unilateral rights the bank entitled to, the terms for addition to other Party's responsibilities or limitation of other Party's rights, which shall be fully and clearly understood. The bank has interpreted the articles hereof at the request of the Parties concerned. The Parties hereto have understood the articles consistent with the provisions of this Agreement.

Party A:                                                                                                                     (Seal) [Seal of Xu Yue Jun]

[Seal of Taizhou Branch, China Merchants Bank]

Major responsible person/Authorized agent:

(Signature/seal):

Party B:(seal)

[Seal of Zhejiang Jonway Automobile Co., Ltd.]

Legal representative/Major responsible person or Authorized agent:

(Signature/seal): [Signature]

                      Date of signature: 11 August 2011